AMERICAN STOCK EXCHANGE LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

February 2, 2007

The American Stock Exchange LLC (the “Exchange” or “Amex”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

SLS INTERNATIONAL, INC.

Common Stock, $0.001 Par Value

Commission File Number – 001-31323

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with:

(a)

Section 1003(a)(ii) of the Amex Company Guide (the “Company Guide”) which requires a company to maintain at least $4 million in shareholders’ equity if the company has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years; and

(b)

Section 1003(a)(iii) of the Company Guide which requires a company to maintain at least $6 million in shareholders’ equity if the company has reported losses from continuing operations and/or net losses in its five most recent fiscal years.

2.

The Common Stock of SLS International, Inc. (the “Company”) does not qualify for continued listing for the following reasons:

(a)

The Company has incurred net losses as follows:

Fiscal years ended

December 31,

Net Loss

2005

($10,004,388)

2004

($8,599,899)

2003

($3,979,341)

2002

($2,242,325)

2001

($1,040,174)

Nine-months ended

Net Loss

September 30, 2006

($7,585,889)

(b)

At September 30, 2006, the Company reported cash and cash equivalents of $112,332 and shareholders’ equity of $2,723,254.

3.

In reviewing the eligibility of the Company’s Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

By letter dated August 28, 2006, the Company was advised of its status in relation to the standards of the Exchange and offered an opportunity to present a plan in support of continued listing.  Specifically, the Company was not in compliance with Sections 1003(a)(ii) and 1003(a)(iii) of the Company Guide. The Exchange’s letter also advised the Company that it would need to regain compliance with the Exchange’s continued listing standards within a maximum period of eighteen months from the Company’s receipt of the letter.

(b)

The Company submitted its plan of compliance by letter dated October 4, 2006 (the “Plan”). Upon review, the Exchange rejected the Plan as it did not make a reasonable demonstration of the Company’s ability to regain compliance with Sections 1003(a)(ii) and 1003(a)(iii) of the Company Guide within the required timeframe and therefore determined that the Company’s common stock did not qualify for continued listing. This determination, along with the Company’s right to appeal, was communicated to the Company by letter dated November 1, 2006.  The Company was also notified that, in accordance with Sections 1203 and 1009(d) of the Company Guide, it could appeal Staff’s determination no later than November 8, 2006 by requesting an oral or written hearing before a Listing Qualifications Panel of the Amex Committee on Securities (the “Panel”).

(c)

The Company did not appeal Staff’s determination.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s securities from listing and/or registration by issuing a press release and posting notice on www.amex.com.  Further, a copy of this application has been forwarded to Mr. Michael L. Maples, Chief Financial Officer of the Company.

/s/

Dennis J. Meekins

Vice President, Listing Qualifications

American Stock Exchange LLC